

GAM Funds, Inc.
Pacific Basin Fund
Transactions Effected Pursuant to Rule 10f-3 Under the Investment Company Act of 1940
10f-3 TRANSACTIONS FOR THE PERIOD JANUARY 1, 2001 THROUGH DECEMBER 31, 2001





											 % of
								Shares 	      Total	 Offering
								Purchased     Shares 	 Purchased		   Shares
			Date 	       Shares	    Price per	by Fund	      offered	 By 	       Purchased   Held
Security *		Purchased      Purchased    Share	Group	      (000)	 Group(1)      From 	   12/31/01

Matsui Securities 	July 23, 2001  1,800 	    $11.2740 	1,800 	      22,400     0.008%	       ABN Amro    0
Co., Ltd.											       Securities
												       Ltd.





* Eligible foreign offering under Rule 10f-3.

